Fundamental Investors, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

For period ending 12/31/09
File number 811-00032

77C.           The Board of Directors of Fundamental Investors, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for Fundamental Investors, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Ronald P. Badie	850,844,903	32,617,809
Joseph C. Berenato	850,852,674	32,610,038
Louise H. Bryson	850,934,706	32,528,006
Robert J. Denison	850,867,885	32,594,827
Mary Anne Dolan	850,872,317	32,590,395
Robert A. Fox	850,743,412	32,719,300
John G. Freund	850,790,833	32,671,879
Leonade D. Jones	850,813,104	32,649,608
William H. Kling	850,601,094	32,861,618
John G. McDonald	850,665,315	32,797,397
Dina N. Perry	850,905,418	32,557,294
James F. Rothenberg	850,907,296	32,555,416
Christopher E. Stone	850,886,977	32,575,735

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
702,463,282	17,899,751	163,099,679

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	694,625,218	25,911,668	162,925,826
3b.	695,160,917	24,747,085	163,554,710
3c.	695,551,788	24,232,421	163,678,503
3d.	693,397,638	26,973,967	163,091,107
3e.	692,774,991	27,433,837	163,253,884
3f.	695,579,897	24,350,285	163,532,530
3g.	692,571,825	26,227,569	164,663,318

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
688,230,988	26,587,579	168,644,145

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
690,800,021	23,102,979	169,559,712

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
688,868,241	25,179,244	169,415,227

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
81,858,292	618,308,319	41,293,579

*Includes broker non-votes.